Exhibit 6.6

UNDERTAKING AND WAIVER OF INDEMNIFICATION

September 30, 2026

To: The Board of Directors
Tejascore Techsystems Inc.
1031 Ives Dairy Road #53, Suite 228
Miami, Florida 33179

Re: Undertaking to bear legal and related expenses arising from the paragon matter, and waiver of indemnification

Ladies and Gentlemen:

I, Yogesh Choudhary, Chief Executive Officer, a director and the principal shareholder of Tejascore Techsystems Inc. (the "Company"), deliver this undertaking to the Company in connection with the announcements published on September 7, 2026 by paragon GmbH & Co. KGaA ("paragon") and the matters described in the Company's Current Report on Form 1-U filed with the Securities and Exchange Commission on September 30, 2026 (collectively with any claim, demand, proceeding, investigation or inquiry arising out of or relating to them, whether asserted by paragon, its insolvency administrator, Frers Family Office GmbH, any of their affiliates, creditors, shareholders or representatives, or any governmental or regulatory authority, in any jurisdiction, the "paragon Matter").

1. Undertaking to bear the Company's expenses. I irrevocably and unconditionally undertake to bear, and to pay directly or to reimburse the Company within thirty (30) days after written request, all legal fees, expert and advisory fees, court and administrative costs, and other expenses incurred by the Company in connection with the paragon Matter, including the costs of responding to any regulatory inquiry or request for information, of defending or settling any claim, and of any action the Company may take to obtain correction of paragon's announcements (collectively, the "Company Expenses"). This undertaking is not subject to any limit in amount or time and continues until the paragon Matter is finally resolved.

2. Undertaking to bear my own expenses. I shall bear all legal fees and other expenses incurred by me personally in connection with the paragon Matter, including the defense of any claim asserted against me.

3. Waiver of indemnification and advancement. I irrevocably waive, and agree not to assert, any right to indemnification, advancement of expenses, contribution or reimbursement from the Company under its articles of incorporation, its bylaws, the Wyoming Business Corporation Act, any agreement or otherwise, in respect of any loss, liability, judgment, settlement, fee or expense arising out of or relating to the paragon Matter. This waiver does not apply to matters unrelated to the paragon Matter.

4. No reimbursement; no use of offering proceeds. I shall have no right to reimbursement from the Company, in cash, securities or otherwise, of any amount paid under this undertaking. No proceeds of the Company's Regulation A offering and no funds held in escrow for that offering shall be applied to the Company Expenses, and I acknowledge that the Company will treat amounts I pay on its behalf as a contribution to its capital and, in accordance with SEC Staff Accounting Bulletin Topic 5T, will record the underlying expenses in its financial statements with a corresponding credit to additional paid-in capital.

5. Nature of undertaking. This undertaking is given for the benefit of the Company and its shareholders, is irrevocable, is binding on me and my heirs, executors, personal representatives and assigns, and may be relied upon by the Company's auditor and counsel. It does not constitute an admission of any fact or liability by me or by the Company in connection with the paragon Matter, all of which are disputed.

6. Disclosure. I consent to the disclosure of this undertaking in the Company's offering circular, its reports filed with the Securities and Exchange Commission and its other communications, and to its filing as an exhibit.

7. Governing law. This undertaking is governed by the laws of the State of Wyoming.

Very truly yours,

/s/ Yogesh Choudhary
Yogesh Choudhary
Chief Executive Officer and Director
Date: September 30, 2026

ACCEPTED AND ACKNOWLEDGED, by resolution of the Board of Directors adopted with Mr. Choudhary abstaining:

TEJASCORE TECHSYSTEMS INC.

/s/ Amita Dagar
Amita Dagar
President, Chief Financial Officer and Director
Date: September 30, 2026